EXHIBIT 5.1

[BB&T Corporation Letterhead]

April 4, 2016

BB&T Corporation

200 West Second Street

Winston Salem, NC 27101

Re:	Post-Effective Amendment No. 1 to Form S-4 on Form S-8

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”). I am familiar with Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (such Registration Statement, as amended or supplemented, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to up to 560,000 shares of the Company’s common stock, par value $5.00 per share (the “Shares”), that may be issued upon the exercise of certain outstanding option awards held by certain individuals who qualify as current employees or directors of National Penn Bancshares, Inc. or its subsidiaries immediately prior to the acquisition of National Penn Bancshares, Inc. by the Company. The options were originally granted under the National Penn Bancshares, Inc. 2014 Long Term Incentive Compensation Plan, the National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan, and the National Penn Bancshares, Inc. KNBT Bancorp, Inc. Substitute 2004 Stock Option Plan (collectively, the “Plans”). This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I and attorneys on my staff who are licensed to practice law in North Carolina have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. For the purpose of this opinion, I have also assumed that the Company will continue to be incorporated and in good standing under the laws of the State of North Carolina.

On the basis of such examination and having regard for such legal considerations as I deem relevant, and subject to the limitations and qualifications contained herein, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance and delivery of, and payment for the Common Stock in the manner contemplated by the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof. This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), in my experience, normally applicable to the transactions of the type provided for in the Registration Statement, and I am expressing no opinion as to the applicability of, compliance with, or the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Opinion.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr.
Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer